Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2026 THIRD QUARTER RESULTS

--Top and Bottom-line Results in Line with Lower End of Our Expectations--

-- Journeys Comparable Sales Increased 6%, Overall Comparable Sales Increased 3%--

--Fifth Consecutive Quarter of Positive Comparable Sales Growth --

NASHVILLE, Tenn., Dec. 4, 2025 --- Genesco Inc. (NYSE: GCO) today reported third quarter results for the three months ended November 1, 2025.

Third Quarter Fiscal 2026 Financial Summary

•
Net sales of $616 million increased 3% compared to Q3FY25
•
Comparable sales increased 3%, with stores up 5%
•
E-commerce sales represented 23% of retail sales
•
Selling and administrative expenses leveraged 140 basis points compared to last year
•
GAAP EPS was $0.51 and Non-GAAP EPS was $0.791 versus GAAP EPS of ($1.76) and Non-GAAP EPS of $0.61 last year
•
Revises fourth quarter and full year outlook

Mimi E. Vaughn, Genesco's Board Chair, President and Chief Executive Officer, said, “We delivered another quarter of top and bottom-line growth, marking our fifth consecutive quarter of positive comparable sales increases. The third quarter demonstrated the power of our strategic initiatives, with Journeys delivering strong double-digit comp growth during back-to-school on top of double-digit growth last year. This performance reinforces that when consumers shop for footwear, they are increasingly choosing Journeys, underscoring the momentum of our product elevation and diversification strategy as we continue to gain market share and establish ourselves as the destination for the style-led teen.”

Vaughn continued, “We experienced a meaningful pullback in the back half of the third quarter, as consumers retreated following the back-to-school season when there was less of a reason to shop. Our sales trends improved during the important Black Friday / Cyber Monday period, contributing to a positive start to the fourth quarter.”

__________________________

1Excludes charges for store restructuring, severance and asset impairments, net of tax effect in the third quarter of Fiscal 2026 (“Excluded Items”). A reconciliation of earnings (loss) and earnings (loss) per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings and earnings per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

“That said, there are some factors causing us to moderate our view on the remainder of the year in spite of our current momentum. We have materially changed our sales and margin projections for Schuh to reflect the ongoing difficult U.K. market and performance. We have also moderated the growth assumptions for our other businesses based on the lower footwear consumer traffic and spending patterns we’ve recently witnessed on non-peak shopping days.”

Sandra Harris, Genesco's Senior Vice President Finance and Chief Financial Officer, added, “Based primarily on the margin pressure at Schuh and our more cautious view on sales, we are revising our full year outlook and now expect adjusted earnings per share of approximately $0.95. We remain focused on tight cost control to offset some of this pressure and strong execution as we navigate these trends.”

Vaughn added, “Looking ahead to next year, we are excited to build on the progress of Journeys’ strategic plan and apply the learnings from our work to drive improved performance at Schuh. We feel confident that our footwear focused strategy will fuel top-line growth with accelerating profitability over the near- and long-term.”

Third Quarter Review

Net sales for the third quarter of Fiscal 2026 increased 3% to $616 million compared to $596 million in the third quarter of Fiscal 2025. The net sales increase reflects a 5% increase in same store sales, an increase in wholesale sales and a favorable foreign exchange impact, partially offset by the impact of net store closings and a 3% decrease in e-commerce comparable sales.

Comparable Sales

Comparable Same Store and E-commerce Sales:	3QFY26	3QFY25
Journeys Group	6%	11%
Schuh Group	(2)%	(1)%
Johnston & Murphy Group	(2)%	(1)%
Total Genesco Comparable Sales	3%	6%
Same Store Sales	5%	4%
Comparable E-commerce Sales	(3)%	15%

The overall sales increase of 3% for the third quarter of Fiscal 2026 compared to the third quarter of Fiscal 2025 was driven by an increase of 4% at Journeys, an increase of 2% at Schuh, a 3% increase at Johnston & Murphy and a 3% increase at Genesco Brands. On a constant currency basis, Schuh sales were down 1% for the third quarter this year.

Gross margin for the third quarter this year was 46.8% compared to 47.8% last year. The 100 basis point decrease in gross margin as a percentage of sales compared to Fiscal 2025 is due primarily to lower margins at Genesco Brands Group related to ongoing tariff pressure and the exit of licenses as well as increased promotional activity at Schuh, partially offset by lower shipping and warehouse costs for Journeys and Schuh.

Selling and administrative expenses for the third quarter this year of 44.7% decreased 140 basis points as a percentage of sales from 46.1% last year reflecting our cost savings initiatives, primarily decreased occupancy, freight and performance-based compensation expenses.

Genesco’s GAAP operating income for the third quarter was $8.6 million, or 1.4% of sales this year, compared with $10.2 million, or 1.7% of sales in the third quarter last year. Adjusted for the Excluded Items in the third quarters of both Fiscal 2026 and 2025, operating income for the third quarter was $12.9 million this year compared to $10.3 million last year. Adjusted operating margin was 2.1% of sales in the third quarter of Fiscal 2026 compared to 1.7% in the third quarter last year.

The effective tax rate for the quarter was 28.1% in Fiscal 2026 compared to 311.5% in the third quarter last year. The adjusted tax rate, reflecting Excluded Items, was 28.9% in Fiscal 2026 compared to 27.1% in the third quarter last year. The higher adjusted tax rate for the third quarter this year compared to the third quarter last year reflects a higher expected tax rate for Fiscal 2026 versus Fiscal 2025 due to the impact of the valuation allowance in certain jurisdictions and additional global minimum tax under the Organization for Economic Cooperation and Development’s Pillar Two framework. The divergence between the effective tax rate and the adjusted tax rate is due to income tax law changes under the One Big Beautiful Bill Act (“OBBBA”) in Fiscal 2026 and recording a $26.3 million U.S. valuation allowance in the third quarter of Fiscal 2025, both of which we have excluded from the adjusted tax rate in Fiscal 2026 and 2025.

GAAP earnings from continuing operations were $5.4 million in the third quarter of Fiscal 2026 compared to a loss from continuing operations of $18.8 million in the third quarter last year. Adjusted for the Excluded Items, third quarter earnings from continuing operations were $8.4 million, or $0.79 per share, in Fiscal 2026, compared to $6.6 million, or $0.61 per share, in the third quarter last year.

Cash, Borrowings and Inventory

Cash as of November 1, 2025 was $27.0 million, compared with $33.6 million as of November 2, 2024. Total debt at the end of the third quarter of Fiscal 2026 was $89.5 million compared with $100.1 million at the end of last year’s third quarter. Inventories increased 7% on a year-over-year basis, reflecting increased inventory at Journeys, Schuh and Johnston & Murphy, partially offset by decreased inventory at Genesco Brands.

Capital Expenditures and Store Activity

For the third quarter this year, capital expenditures were $18 million, related primarily to retail stores and other initiatives. Depreciation and amortization was $13 million. During the quarter, the Company opened four stores and closed 12 stores. The Company ended the quarter with 1,245 stores compared with 1,302 stores at the end of the third quarter last year, or a decrease of 4%. Square footage was down 3% on a year-over-year basis.

Share Repurchases

The Company did not repurchase any shares during the third quarter of Fiscal 2026. The Company currently has $29.8 million remaining on its expanded share repurchase authorization announced in June 2023.

Fiscal 2026 Outlook

For Fiscal 2026, while the Company expects sales and operating income growth to last year, we are revising our outlook and lowering guidance:

•
Now expects total sales to be up about 2% and comparable sales to be up about 3% compared to Fiscal 2025, down from prior guidance for total sales to be up 3% to 4% and comparable sales up 4% to 5%
•
Now expects adjusted diluted earnings per share from continuing operations to be around $0.952, down from our prior expectation of $1.30 to $1.70
•
Guidance assumes no further share repurchases and a tax rate of 34% excluding the tax impact of OBBBA, up from prior guidance of 29%

__________________________

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of third quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on December 4, 2025, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, store openings and closures, cost reductions, and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “should,” “believe,” “anticipate,” “optimistic,” “confident” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store, e-commerce and shopping mall traffic, the imposition of tariffs (including the timing and amount thereof) on products imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; our ability to pass on price increases to our customers; restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from store closures and effects on the business as a result of the level of consumer spending on our merchandise and interest in our brands and in general; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events, including shipping disruptions near crucial trade routes; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; civil disturbances; our ability to renew our license agreements; impacts of the Russia-Ukraine war, the conflict in Israel and the surrounding areas; and other sources of market weakness in the locations in which we operate; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressures; labor shortages; the effects of inflation; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor of certain leases; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand; the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases; our ability to make our occupancy costs more variable; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; changes in tax laws and tax rates and the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations, environmental matters and other disputes involving the Company.

Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear focused company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including more than 1,240 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear inspired by youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves the successful, affluent men and women with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Wrangler, Dockers and Starter. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contact Genesco Media Contact

Sandra Harris, SVP Finance, Chief Financial Officer Claire S. McCall, Director, Corporate Relations

(615) 367-7578 (615) 367-8283

SHarris2@genesco.com cmccall@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 3		Quarter 3
	Nov. 1, 2025	% of Net Sales	Nov. 2, 2024	% of Net Sales
Net sales	$616,217	100.0%	$596,328	100.0%
Cost of sales	327,589	53.2%	311,072	52.2%
Gross margin	288,628	46.8%	285,256	47.8%
Selling and administrative expenses	275,720	44.7%	274,912	46.1%
Asset impairments and other, net(1)	4,332	0.7%	134	0.0%
Operating income	8,576	1.4%	10,210	1.7%
Other components of net periodic benefit cost	149	0.0%	86	0.0%
Interest expense, net	884	0.1%	1,213	0.2%
Earnings from continuing operations before income taxes	7,543	1.2%	8,911	1.5%
Income tax expense(2)	2,121	0.3%	27,759	4.7%
Earnings (loss) from continuing operations	5,422	0.9%	(18,848)	-3.2%
Loss from discontinued operations, net of tax	(66)	0.0%	(84)	0.0%
Net Earnings (Loss)	$5,356	0.9%	$(18,932)	-3.2%
Basic earnings (loss) per share:
Before discontinued operations	$0.52		$(1.76)
Net earnings (loss)	$0.52		$(1.76)
Diluted earnings (loss) per share:
Before discontinued operations	$0.51		$(1.76)
Net earnings (loss)	$0.50		$(1.76)
Weighted-average shares outstanding:
Basic	10,334		10,737
Diluted	10,674		10,737

(1)
Includes a $4.3 million charge in the third quarter of Fiscal 2026 which includes $3.9 million for store restructuring, $0.2 million for asset impairments and $0.2 million for severance.

Includes a $0.1 million charge in the third quarter of Fiscal 2025 for asset impairments.

(2)
Includes a $26.3 million U.S. valuation allowance in the third quarter of Fiscal 2025.

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Nine Months Ended		Nine Months Ended
	Nov. 1, 2025	% of Net Sales	Nov. 2, 2024	% of Net Sales
Net sales	$1,636,155	100.0%	$1,579,113	100.0%
Cost of sales	876,397	53.6%	831,937	52.7%
Gross margin(1)	759,758	46.4%	747,176	47.3%
Selling and administrative expenses	789,020	48.2%	777,878	49.3%
Asset impairments and other, net(2)	4,747	0.3%	1,490	0.1%
Operating loss	(34,009)	-2.1%	(32,192)	-2.0%
Other components of net periodic benefit cost	477	0.0%	281	0.0%
Interest expense, net	3,682	0.2%	3,448	0.2%
Loss from continuing operations before income taxes	(38,168)	-2.3%	(35,921)	-2.3%
Income tax expense (benefit)(3)	(3,922)	-0.2%	17,144	1.1%
Loss from continuing operations	(34,246)	-2.1%	(53,065)	-3.4%
Loss from discontinued operations, net of tax	(96)	0.0%	(206)	0.0%
Net Loss	$(34,342)	-2.1%	$(53,271)	-3.4%
Basic loss per share:
Before discontinued operations	$(3.30)		$(4.88)
Net loss	$(3.31)		$(4.90)
Diluted loss per share:
Before discontinued operations	$(3.30)		$(4.88)
Net loss	$(3.31)		$(4.90)
Weighted-average shares outstanding:
Basic	10,374		10,870
Diluted	10,374		10,870

(1)
Includes a $1.8 million gross margin charge in the first nine months of Fiscal 2025 related to a distribution model transition in Genesco Brands Group.
(2)
Includes a $4.7 million charge in the first nine months of Fiscal 2026 which includes $3.9 million for store restructuring, $0.6 million for severance and $0.2 million for asset impairments.

Includes a $1.5 million charge in the first nine months of Fiscal 2025 which includes $1.0 million for severance and $0.5 million for asset impairments.

(3)
Includes a $26.3 million U.S. valuation allowance in the first nine months of Fiscal 2025.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 3		Quarter 3
	Nov. 1, 2025	% of Net Sales	Nov. 2, 2024	% of Net Sales
Sales:
Journeys Group	$376,707	61.1%	$362,517	60.8%
Schuh Group	123,766	20.1%	121,826	20.4%
Johnston & Murphy Group	81,157	13.2%	78,463	13.2%
Genesco Brands Group	34,587	5.6%	33,522	5.6%
Net Sales	$616,217	100.0%	$596,328	100.0%
Operating Income (Loss):
Journeys Group	$20,566	5.5%	$13,166	3.6%
Schuh Group	669	0.5%	3,119	2.6%
Johnston & Murphy Group	(595)	-0.7%	(91)	-0.1%
Genesco Brands Group	541	1.6%	3,729	11.1%
Corporate and Other(1)	(12,605)	-2.0%	(9,713)	-1.6%
Operating income	8,576	1.4%	10,210	1.7%
Other components of net periodic benefit cost	149	0.0%	86	0.0%
Interest expense, net	884	0.1%	1,213	0.2%
Earnings from continuing operations before income taxes	7,543	1.2%	8,911	1.5%
Income tax expense(2)	2,121	0.3%	27,759	4.7%
Earnings (loss) from continuing operations	5,422	0.9%	(18,848)	-3.2%
Loss from discontinued operations, net of tax	(66)	0.0%	(84)	0.0%
Net Earnings (Loss)	$5,356	0.9%	$(18,932)	-3.2%

(1)
Includes a $4.3 million charge in the third quarter of Fiscal 2026 which includes $3.9 million for store restructuring, $0.2 million for asset impairments and $0.2 million for severance.

Includes a $0.1 million charge in the third quarter of Fiscal 2025 for asset impairments.

(2)
Includes a $26.3 million U.S. valuation allowance in the third quarter of Fiscal 2025.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Nine Months Ended		Nine Months Ended
	Nov. 1, 2025	% of Net Sales	Nov. 2, 2024	% of Net Sales
Sales:
Journeys Group	$967,530	59.1%	$920,808	58.3%
Schuh Group	346,276	21.2%	338,736	21.5%
Johnston & Murphy Group	226,785	13.9%	228,707	14.5%
Genesco Brands Group	95,564	5.8%	90,862	5.8%
Net Sales	$1,636,155	100.0%	$1,579,113	100.0%
Operating Income (Loss):
Journeys Group	$284	0.0%	$(16,807)	-1.8%
Schuh Group	(5,473)	-1.6%	4,562	1.3%
Johnston & Murphy Group	(1,877)	-0.8%	1,861	0.8%
Genesco Brands Group(1)	1,892	2.0%	5,415	6.0%
Corporate and Other(2)	(28,835)	-1.8%	(27,223)	-1.7%
Operating loss	(34,009)	-2.1%	(32,192)	-2.0%
Other components of net periodic benefit cost	477	0.0%	281	0.0%
Interest expense, net	3,682	0.2%	3,448	0.2%
Loss from continuing operations before income taxes	(38,168)	-2.3%	(35,921)	-2.3%
Income tax expense (benefit)(3)	(3,922)	-0.2%	17,144	1.1%
Loss from continuing operations	(34,246)	-2.1%	(53,065)	-3.4%
Loss from discontinued operations, net of tax	(96)	0.0%	(206)	0.0%
Net Loss	$(34,342)	-2.1%	$(53,271)	-3.4%

(1)
Includes a $1.8 million gross margin charge in the first nine months of Fiscal 2025 related to a distribution model transition in Genesco Brands Group.
(2)
Includes a $4.7 million charge in the first nine months of Fiscal 2026 which includes $3.9 million for store restructuring, $0.6 million for severance and $0.2 million for asset impairments.

Includes a $1.5 million charge in the first nine months of Fiscal 2025 which includes $1.0 million for severance and $0.5 million for asset impairments.

(3)
Includes a $26.3 million U.S. valuation allowance in the first nine months of Fiscal 2025.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	Nov. 1, 2025	Nov. 2, 2024
Assets
Cash	$27,034	$33,578
Accounts receivable	55,830	52,373
Inventories	558,059	523,152
Other current assets	48,211	50,600
Total current assets	689,134	659,703
Property and equipment	241,070	230,090
Operating lease right of use assets	480,247	424,886
Goodwill and other intangibles	36,181	36,444
Non-current prepaid income taxes	—	58,670
Other non-current assets	25,471	25,728
Total Assets	$1,472,103	$1,435,521

Liabilities and Equity
Accounts payable	$212,668	$214,935
Current portion long-term debt	19,727	—
Current portion operating lease liabilities	120,156	123,397
Other current liabilities	83,412	83,750
Total current liabilities	435,963	422,082
Long-term debt	69,774	100,114
Long-term operating lease liabilities	404,009	348,672
Other long-term liabilities	48,582	47,749
Equity	513,775	516,904
Total Liabilities and Equity	$1,472,103	$1,435,521

GENESCO INC.

Store Count Activity

	Balance 02/03/24	Open	Close	Balance 02/01/25	Open	Close	Balance 11/01/25
Journeys Group	1,063	7	64	1,006	6	38	974
Schuh Group	122	4	2	124	1	6	119
Johnston & Murphy Group	156	1	9	148	10	6	152
Total Retail Stores	1,341	12	75	1,278	17	50	1,245

	Balance 08/02/25	Open	Close	Balance 11/01/25
Journeys Group	984	0	10	974
Schuh Group	120	0	1	119
Johnston & Murphy Group	149	4	1	152
Total Retail Stores	1,253	4	12	1,245

GENESCO INC.

Comparable Sales

	Quarter 3		Nine Months
	Nov. 1, 2025	Nov. 2, 2024	Nov. 1, 2025	Nov. 2, 2024
Journeys Group	6%	11%	8%	2%
Schuh Group	-2%	-1%	-2%	-3%
Johnston & Murphy Group	-2%	-1%	-1%	-3%
Total Comparable Sales	3%	6%	4%	0%
Same Store Sales	5%	4%	5%	-2%
Comparable E-commerce Sales	-3%	15%	1%	9%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Three Months Ended November 1, 2025 and November 2, 2024

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 3			Quarter 3
	November 1, 2025			November 2, 2024
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (Loss) from continuing operations, as reported		$5,422	$0.51		$(18,848)	$(1.76)

Gross margin adjustment:
Charges related to distribution model transition	$—	—	0.00	$—	6	0.00

Asset impairments and other adjustments:
Asset impairment charges	$225	163	0.02	$134	103	0.01
Store restructuring charges	3,891	2,870	0.27	—	—	0.00
Severance	216	156	0.01	—	3	0.00
Impact of additional dilutive shares	—	—	0.00	—	—	0.02
Total asset impairments and other adjustments	$4,332	3,189	0.30	$134	106	0.03

Income tax expense adjustments:
One big beautiful bill impact		(166)	(0.02)		—	0.00
U.S. valuation allowance		—	0.00		26,250	2.42
Other tax items		(5)	0.00		(920)	(0.08)
Total income tax expense adjustments		(171)	(0.02)		25,330	2.34
Adjusted earnings from continuing operations (1) and (2)		$8,440	0.79		$6,594	0.61

(1)
The adjusted tax rate for the third quarter of Fiscal 2026 and 2025 is 28.9% and 27.1%, respectively.
(2)
EPS reflects 10.7 million and 10.9 million share count for the third quarter of Fiscal 2026 and 2025, respectively, which includes common stock equivalents in both periods for adjusted earnings from continuing operations. The loss from continuing operations, as reported for the third quarter of Fiscal 2025, excludes common stock equivalents.

Schedule B

Genesco Inc.

Adjustments to Reported Loss from Continuing Operations

Nine Months Ended November 1, 2025 and November 2, 2024

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Nine Months			Nine Months
	November 1, 2025			November 2, 2024
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Loss from continuing operations, as reported		$(34,246)	$(3.30)		$(53,065)	$(4.88)

Gross margin adjustment:
Charges related to distribution model transition	$—	—	0.00	$1,750	1,333	0.12

Asset impairments and other adjustments:
Asset impairment charges	$259	187	0.02	$494	376	0.03
Store restructuring charges	3,891	2,870	0.28	—	—	0.00
Severance	597	429	0.04	996	758	0.07
Total asset impairments and other adjustments	$4,747	3,486	0.34	$1,490	1,134	0.10
Income tax expense adjustments:
Tax impact share based awards		—	0.00		722	0.07
One big beautiful bill impact		6,683	0.64		—	0.00
U.S. valuation allowance		—	0.00		26,250	2.42
Other tax items		(721)	(0.07)		(1,842)	(0.17)
Total income tax expense adjustments		5,962	0.57		25,130	2.32
Adjusted loss from continuing operations (1) and (2)		$(24,798)	$(2.39)		$(25,468)	$(2.34)

(1)
The adjusted tax rate for the first nine months of Fiscal 2026 and 2025 is 25.8% and 22.1%, respectively.
(2)
EPS reflects 10.4 million and 10.9 million share count for the first nine months of Fiscal 2026 and 2025, respectively, which excludes common stock equivalents in both periods due to the loss from continuing operations.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss)

Three Months Ended November 1, 2025 and November 2, 2024

	Quarter 3 - November 1, 2025
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$20,566	$—	$20,566
Schuh Group	669	—	669
Johnston & Murphy Group	(595)	—	(595)
Genesco Brands Group	541	—	541
Corporate and Other	(12,605)	4,332	(8,273)
Total Operating Income	$8,576	$4,332	$12,908
% of sales	1.4%		2.1%

Depreciation and amortization			13,361
Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA")(1)			$26,269
% of sales			4.3%

	Quarter 3 - November 2, 2024
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$13,166	$—	$13,166
Schuh Group	3,119	—	3,119
Johnston & Murphy Group	(91)	—	(91)
Genesco Brands Group	3,729	—	3,729
Corporate and Other	(9,713)	134	(9,579)
Total Operating Income	$10,210	$134	$10,344
% of sales	1.7%		1.7%

Depreciation and amortization			13,054
Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA")(1)			$23,398
% of sales			3.9%

(1)Excludes "Other components of net periodic benefit cost" line item on the Consolidated Statements of Operations.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Gross Margin

Nine Months Ended November 1, 2025 and November 2, 2024

	Nine Months - November 1, 2025
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$284	$—	$284
Schuh Group	(5,473)	—	(5,473)
Johnston & Murphy Group	(1,877)	—	(1,877)
Genesco Brands Group	1,892	—	1,892
Corporate and Other	(28,835)	4,747	(24,088)
Total Operating Loss	$(34,009)	$4,747	$(29,262)
% of sales	-2.1%		-1.8%
Depreciation and amortization			40,228
Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA")(1)			$10,966
% of sales			0.7%

	Nine Months - November 2, 2024
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(16,807)	$—	$(16,807)
Schuh Group	4,562	—	4,562
Johnston & Murphy Group	1,861	—	1,861
Genesco Brands Group	5,415	1,750	7,165
Corporate and Other	(27,223)	1,490	(25,733)
Total Operating Loss	$(32,192)	$3,240	$(28,952)
% of sales	-2.0%		-1.8%
Depreciation and amortization			39,460
Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA")(1)			$10,508
% of sales			0.7%

(1)Excludes "Other components of net periodic benefit cost" line item on the Consolidated Statements of Operations.

	Nine Months
In Thousands	Nov. 1, 2025	Nov. 2, 2024
Gross margin, as reported	$759,758	$747,176
% of sales	46.4%	47.3%

Charges related to distribution model transition	—	1,750
Total adjustments	—	1,750

Adjusted gross margin	$759,758	$748,926
% of sales	46.4%	47.4%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending January 31, 2026

In millions (except per share amounts)	Guidance Fiscal 2026
	Net of Tax	Per Share
Forecasted earnings from continuing operations	$5.1	$0.48

Asset impairments and other adjustments:
Asset impairments and other matters	5.0	0.47
Total asset impairments and other adjustments (1)	5.0	0.47
Adjusted forecasted earnings from continuing operations (2)	$10.1	$0.95

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2026 is approximately 34%.
(2)
EPS reflects 10.6 million share count for Fiscal 2026 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.